Exhibit 3.202

State of Delaware Secretary of State Division of Corporations Delivered 07:42 PM 09/28/2005
FILED 07:42 PM 09/28/2005 SRV 050797031 – 2666614 FILE

CERTIFICATE OF FORMATION

OF

PSYCHIATRIC SOLUTIONS HOSPITALS, LLC

The undersigned authorized person, desiring to form a limited liability company pursuant to Section 18-201 of the Delaware Limited Liability Company Act, 6 Delaware Code, Chapter 18, does hereby certify as follows:

1. The name of the limited liability company (the “LLC”) is Psychiatric Solutions Hospitals, LLC.

2. The address of its registered office in the State of Delaware is 160 Greentree Drive, Suite 101 in the City of Dover, Delaware. The name of its registered agent at such address is National Registered Agents, Inc.

3. This Certificate of Formation shall be effective at 11:59 p.m. on September 30, 2005.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 28th day of September, 2005.

/s/ Steven T. Davidson
Steven T. Davidson

State of Delaware

Certificate of Amendment

1.	Name of Limited Liability Company: Psychiatric Solutions Hospitals, LLC

2.	The Certificate of Formation of the limited liability company is hereby amended as follows: Article 2, the address of its Registered Office in the state of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware, 19801. The name of its Registered Agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 1st day of October, 2007.

By:	/s/ Jennifer Shanders
Name:	Jennifer Shanders
Print or Type
Title:	Authorized Person

DE077 - CT System Online

State of Delaware Secretary of State Division of Corporations Delivered 12:25 PM 10/10/2007
FILED 11:09 AM 10/10/2007 SRV 071100280 – 2666614 FILE